EXHIBIT 10.105

CONFIDENTIAL TREATMENT:

MICRON TECHNOLOGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. MICRON TECHNOLOGY, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

IMFS BUSINESS SALE AGREEMENT
BY AND AMONG
INTEL TECHNOLOGY ASIA PTE LTD,
MICRON SEMICONDUCTOR ASIA PTE. LTD.
AND
IM FLASH SINGAPORE, LLP
February 27, 2012

IMFS BUSINESS SALE AGREEMENT
This IMFS BUSINESS SALE AGREEMENT (together with the Schedules attached hereto, this “Agreement”), dated as of February 27, 2012 (the “Effective Date”), is entered into by and among IM Flash Singapore, LLP, a limited liability partnership organized under the laws of Singapore (“IMFS”), Micron Semiconductor Asia Pte. Ltd., a private limited company organized under the laws of Singapore (“Micron Singapore”), and Intel Technology Asia Pte Ltd, a private limited company organized under the laws of Singapore (“Intel Singapore”). IMFS, Micron Singapore and Intel Singapore are each referred to herein individually as a “Party,” and collectively as the “Parties.” Unless otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Section 8.1 of this Agreement.
WHEREAS, Micron Singapore and Intel Singapore are parties to that certain Limited Liability Partnership Agreement of IMFS, dated as of February 27, 2007 (the “IMFS Agreement”);
WHEREAS, IMFS is engaged in the manufacture of NAND Flash Memory Products (as defined in the IMFS Agreement) at the IMFS Premises (the “IMFS Fab Operations”);
WHEREAS, subject to the terms and conditions set forth in this Agreement, IMFS desires to sell to Micron Singapore, and Micron Singapore desires to purchase from IMFS, the IMFS Business;
WHEREAS, the consummation of the transactions contemplated by this Agreement shall occur contemporaneously with the Closing under, and is subject to, that certain 2012 Master Agreement, dated as of the Effective Date (the “2012 Master Agreement”);
WHEREAS, to permit the consummation of the transactions and occurrence of the events provided for in the 2012 Master Agreement, including the distributions from IMFS to Micron Singapore and Intel Singapore and the resignation of Intel Singapore as a Member of IMFS, Micron Singapore and Intel Singapore intend to amend the IMFS Agreement immediately prior to the Closing.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:
ARTICLE I
PURCHASE AND SALE; ASSUMED LIABILITIES; CLOSING
1.1    IMFS Business. Subject to the terms and conditions of this Agreement, at the Closing, IMFS will sell, transfer, convey, assign and deliver to Micron Singapore, and Micron Singapore will purchase and receive from IMFS, all of IMFS’s rights, title and interest in and to the whole of the IMFS Business as a going concern, including all assets used in the IMFS Business and that are listed in Schedule 1.1 to the IMFS BSA Disclosure Letter, except for any Excluded Assets (collectively, the “MSA Purchased Assets”).

1.2    Excluded Assets. Notwithstanding any other provision in this Agreement to the contrary, the MSA Purchased Assets shall not include (a) any of IMFS’s rights, title and interest in and to the Back-End Products existing as of the Closing, which will be transferred to Intel Singapore at the Closing pursuant to the IMFS Back-End Products Purchase Agreement, (b) the proceeds and rights described in Section 1.6(a) and Section 1.6(c) and (c) any assets described in Schedule 1.2 to the IMFS BSA Disclosure Letter (the “Excluded Assets”).
1.3    Assumed Liabilities. Subject to Section 1.4, Micron Singapore will assume from IMFS and shall, from and after the Closing Date, timely pay, discharge, perform or otherwise satisfy all Liabilities and obligations of IMFS, whether arising or accruing before or after the Closing Date and whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of IMFS, including the Liabilities and obligations listed in Schedule 1.3 to the IMFS BSA Disclosure Letter, but excluding the Retained Liabilities (as defined below) (collectively, the “Assumed Liabilities”).
1.4    Retained Liabilities. Notwithstanding any provision in this Agreement to the contrary, Micron Singapore is not assuming, and IMFS shall pay, discharge, perform or otherwise satisfy any product liability, warranty, refund and similar Liabilities of IMFS or claims arising against IMFS with respect to any products manufactured at the IMFS Fab Operations prior to the Closing Date (collectively, the “Retained Liabilities”).
1.5    Title and Risk. Title and risk of loss or damage to the MSA Purchased Assets shall pass to Micron Singapore upon the Closing.
1.6    Damage to IMFS Premises.
(a)    Damage Prior to Closing. If, after the date of this Agreement and prior to the Closing, the IMFS Premises or any of the Plant and Machinery is/are damaged in a manner that would require repairs outside the ordinary course, but that damage does not amount to Material Damage, (i) IMFS shall at its own cost and expense repair that damage prior to the Closing to the extent as practical, (ii) Section 1.6(b) shall apply and (iii) any such repairs shall be taken into account in determining the net book value of the affected assets for purposes of determining the IMFS Net Book Value. Except as otherwise agreed to in writing by Intel and Micron, to the extent that IMFS has received or has any rights to receive any insurance proceeds or any recovery from any third party in respect of such damage, IMFS shall retain such proceeds and rights for application to such cost and expense of repair.
(b)    Repair Works. IMFS must in carrying out the repair work to the damage referred to in Section 1.6(a) (“Works”):
(i)    comply with the reasonable directions of Micron Singapore;
(ii)    carry out the Works in a proper and workmanlike manner to reinstate the damaged premises as nearly as practicable to the state it was in before the event of damage; and

(iii)    cause as little interruption to the operation of the rest of the premises within the IMFS Premises as is reasonable in the circumstances.
(c)    Material Damage. For the purpose of this Section 1.6, “Material Damage” means damage to or destruction of the **** or any part thereof such that either (i) will require the expenditure of more than **** to restore the **** as nearly as practicable to the condition that the **** were in immediately prior to the occurrence of such event, or (ii) reduce the **** of the **** by at least **** immediately prior to the occurrence of such event, which **** is reasonably expected to be incapable of being substantially restored within a period of ****. Except as otherwise agreed to in writing by Intel and Micron, to the extent that IMFS has received or has any rights to receive any insurance proceeds or any recovery from any third party in respect of such Material Damage, IMFS shall retain such proceeds and rights for application to such cost and expense of repair.
(d)    Right to Terminate. If there is Material Damage prior to the Closing, any of the Parties shall be entitled to terminate this Agreement by giving written notice to the other Parties, and upon such termination the terms of Section 5.5(e) shall apply; provided, however, that in the case of any Material Damage resulting from a reduction in ****, as contemplated by Section 1.6(c)(ii), no Party shall be entitled to provide such notice, and no Party shall be entitled to terminate this Agreement, if such Material Damage is reasonably expected to be capable of repair by **** and such repair is effected prior to such date. IMFS will use reasonable efforts to repair such damage as promptly as practicable, and IMFS will provide Intel Singapore and Micron Singapore with full access to the **** to observe and monitor any such repairs.
1.7    Purchase Price. IMFS shall prepare in good faith and deliver to Micron Singapore three Business Days prior to the Closing a statement setting forth a good faith estimate of the IMFS Net Book Value as of the Closing. In consideration for the purchase of the IMFS Business contemplated by Section 1.1, Micron Singapore will, at the Closing:
(a)    pay and deliver to IMFS cash (the “MSA Cash Purchase Price”) in an aggregate amount equal to the sum of (i) **** (which amount represents the fair market value of the IMFS Premises as determined by the Appointed Valuer) multiplied by the exchange rate of U.S. dollars per Singapore dollar reported in the Wall Street Journal on the third Business Day immediately preceding the Closing Date (the “IMFS Premises Value”), and (ii) if the Intel Singapore Distribution (as defined in the 2012 Master Agreement) is greater than the IMFS Premises Value, an amount equal to the positive difference between the Intel Singapore Distribution (as defined in the 2012 Master Agreement) and the IMFS Premises Value;
(b)    issue and deliver a promissory note of Micron Singapore to IMFS, in substantially the form attached as Exhibit A to the IMFS BSA Exhibit Letter and having an initial principal balance equal to the estimated IMFS Net Book Value as set forth in the statement delivered by IMFS, less the MSA Cash Purchase Price (the “Estimated MSA Purchase Price Note”); and

(c)    assume the Assumed Liabilities.
1.8    Adjustment of Purchase Price.
(a)    Post-Closing Statements. As soon as available, but in no event later than 90 days after the Closing Date, Micron Singapore shall prepare and deliver to IMFS a written notice setting forth the IMFS Net Book Value and the Post-Closing Adjustment, if any, together with reasonably detailed supporting information (the “Post-Closing Statement”).
(b)    Objections. Unless IMFS notifies Micron Singapore in writing within 30 days following delivery of such Post-Closing Statement of any objection to the computation of the IMFS Net Book Value or Post-Closing Adjustment, if any, set forth therein (a “Notice of Objection”), the Post-Closing Statement shall become final and binding. Following delivery of the Post-Closing Statement, Micron Singapore shall permit IMFS and its representatives to review the working papers of Micron Singapore relating to the Post-Closing Statement and, at IMFS’s written request, shall provide IMFS and its representatives access to or copies of Micron Singapore’s (and IMFS’s) books and records relating to the IMFS Business reasonably requested for purposes of IMFS’s review of the Post-Closing Statement and preparation of any Notice of Objection. Any Notice of Objection shall specify the basis for the objections set forth therein in reasonable detail. If IMFS provides a Notice of Objection within such 30-day period, Micron Singapore and IMFS shall, during the 30-day period following receipt of the Notice of Objection, attempt in good faith to resolve any objections. During such 30-day period, Micron Singapore and its representatives shall be permitted to review the working papers of IMFS and its accountants relating to the Notice of Objection and the basis therefor.
(c)    Resolution of Disputes. If Micron Singapore and IMFS are unable to resolve all objections within such 30-day period, the matters remaining in dispute shall be submitted to the Independent Accounting Firm. Each of Micron Singapore and IMFS shall submit to the Independent Accounting Firm their written briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall be authorized to resolve the matters remaining in dispute between Micron Singapore and IMFS in accordance with the provisions of this Section 1.8(c) within the range of the difference between the positions with respect thereto of Micron Singapore and IMFS. Micron Singapore and IMFS shall instruct, and shall use their commercially reasonably efforts to cause, the Independent Accounting Firm to render its reasoned written decision as to each disputed item as promptly as practicable but in no event later than 60 days after the dispute is submitted. The resolution of disputed items by the Independent Accounting Firm shall be final and binding, and the determination of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over such dispute. The fees and expenses of the Independent Accounting Firm shall be borne by Micron Singapore and IMFS in inverse proportion as each such Party may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute, and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of each Party and their representatives incurred in connection with their preparation or review of the Post-Closing Statement, any Notice of Objection and any dispute resolution, as applicable, shall be borne by such party. After the final determination of the IMFS Net Book Value and the Post-Closing Adjustment, if any, no Party shall have any further right to make any claims against another in respect of any element of the IMFS Net Book Value or the Post-Closing Adjustment.
(d)    Post-Closing Payments. If the Post-Closing Adjustment as finally determined under Section 1.8(b) or (c), as applicable, is a positive number, the principal balance of the Estimated MSA Purchase Price Note shall be increased by the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment, as so finally determined, is a negative number, the principal balance of the Estimated MSA Purchase Price Note shall be decreased by the amount of the Post-Closing Adjustment. Any payment or any adjustment to the Estimated MSA Purchase Price Note under this Section 1.8(d) shall be made within two Business Days of the final determination of the Post-Closing Adjustment.
1.9    Closing.
(a)    Contemporaneous Closing. The closing of the transactions contemplated by this Agreement will occur contemporaneously with the Closing under the 2012 Master Agreement, and is conditioned on the satisfaction or proper waiver of the conditions set forth in Article V, except as otherwise mutually agreed by the Parties. “Closing Date” means the date on which the Closing occurs.
(b)    IMFS’s Closing Deliveries to Micron Singapore. Subject to the terms and conditions of this Agreement, at the Closing, IMFS will deliver or cause to be delivered, or make available or permit, the following to Micron Singapore:
(i)    a certified copy of the minutes of the board of managers of IMFS authorizing the sale of the IMFS Business to Micron Singapore and the execution by IMFS of this Agreement and of any documents to be entered into pursuant to or in connection with this Agreement;
(ii)    evidence of due fulfillment of the conditions specified in Article V for which IMFS is responsible;
(iii)    a deed of assignment of the Building Agreement or (where the JTC Lease has been issued by the time of Closing) an instrument of transfer of the IMFS Premises and an assignment of all side-letters supplemental to the Building Agreement and the JTC Lease, duly executed by IMFS in favor of Micron Singapore, in substantially the forms attached as Exhibit B to the IMFS BSA Exhibit Letter (the “IMFS Premises Transfer”);

(iv)    the original signed copies/duplicates that IMFS, any Member of IMFS or their affiliates have in their possession of (a) the Building Agreement and where applicable, the JTC Lease and the certificate of title relating to the IMFS Premises (if any) and (b) all side-letters supplemental to the Building Agreement and the JTC Lease;
(v)    if applicable, a **** in relation to the entire purchase consideration for the ****, issued by **** to ****;
(vi)    a copy of the notice of transfer of the IMFS Premises to be electronically filed with the Inland Revenue Authority of Singapore after Closing pursuant to IMFS’s obligations under Section 19 of the Property Tax Act (Chapter 254) of Singapore;
(vii)    copies of the Temporary Occupation Permit and (if available) the Certificate of Statutory Completion relating to the IMFS Premises;
(viii)    the original signed copies/duplicates that IMFS, any Member of IMFS or their affiliates have in their possession, if any, of the Guarantees and Warranties;
(ix)    a duly executed absolute legal assignment of the Receivables, in substantially the form attached as Exhibit C to the IMFS BSA Exhibit Letter (the “Assignment of Receivables”);
(x)    such duly executed assignments and novations of the Contracts with such Third Party Consents (if necessary) as IMFS may have obtained, in substantially the form attached as Exhibit D to the IMFS BSA Exhibit Letter (the “Assignments of Contracts”);
(xi)    such duly executed assignments of the Guarantees and Warranties as IMFS may have obtained, in substantially the form attached as Exhibit E to the IMFS BSA Exhibit Letter (the “Assignments of Guarantees and Warranties”);
(xii)    all other conveyances, transfers, assignments and novations in the Agreed Terms as may be reasonably requested by Micron Singapore (duly executed as a deed by IMFS, any third party and, if so reasonably required by IMFS, Micron Singapore) as IMFS may have obtained, together with the related documents of title and such Third Party Consents as IMFS may have obtained;
(xiii)    those MSA Purchased Assets (such as MSA Inventory, Motor Vehicles, Office Equipment and Plant and Machinery) that are capable of transfer by delivery;
(xiv)    all documents, books, records, operating manuals, drawings, models and other information relating to the IMFS Business that are in IMFS’s possession, custody or control and all information relating to customers, suppliers, agents and distributors and other information relating to the IMFS Business (including the Relevant Employees) as Micron Singapore may reasonably require;

(xv)    originals that IMFS, any Member of IMFS or their affiliates have in their possession of those Permits that are capable of being transferred by IMFS to Micron Singapore and copies of the approvals as IMFS may have obtained of the relevant Governmental Entities to such transfer;
(xvi)    subject to the matters set forth in Schedule 1.9(b)(xvi), to the IMFS BSA Disclosure Letter, vacant possession of the IMFS Premises;
(xvii)    entry into and possession of the IMFS Premises; and
(xviii)    all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement or reasonably requested by Micron Singapore as IMFS may have obtained.
(c)    Micron Singapore’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Micron Singapore will deliver the following to IMFS:
(i)    a certified copy of the minutes of the board of directors of Micron Singapore authorizing the purchase of the IMFS Business from IMFS and the execution by Micron Singapore of this Agreement and of any documents to be entered into pursuant to or in connection with this Agreement;
(ii)    the MSA Cash Purchase Price by wire transfer in immediately available funds;
(iii)    the Estimated MSA Purchase Price Note, duly executed by Micron Singapore;
(iv)    evidence of due fulfillment of the conditions specified in Article V for which Micron Singapore is responsible;
(v)    a duly executed counterpart of the IMFS Premises Transfer (where required by the form thereof to be executed by Micron Singapore);
(vi)    a duly executed counterpart of the Assignment of Receivables;
(vii)    duly executed counterparts of the Assignments of Contracts;
(viii)    duly executed counterparts of the Assignments of Guarantees and Warranties; and
(ix)    all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement or reasonably requested by IMFS.

(d)    Intel Singapore’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Intel Singapore will deliver to Micron Singapore:
(i)    a letter signed by a director of Intel Singapore confirming that either (x) Intel Singapore is a resident in Singapore for Tax purposes or (y) Intel Singapore is not a resident in Singapore for Tax purposes, and Intel Singapore has not been assessed as a property trader by the Inland Revenue Authority of Singapore; and
(ii)    the resignations of the managers of IMFS appointed by Intel Singapore.
1.10    ****.
(a)    Except as otherwise provided in the 2012 Master Agreement, **** shall pay any and all of the costs and expenses of all **** that are incurred by either of the Parties in connection with the transfer or conveyance of the **** and the assumption of the **** as contemplated by this Agreement, together with any **** incurred in connection therewith. Each Party shall cooperate in a good faith, commercially reasonable manner as reasonably requested by another Party and at **** to minimize any **** and shall provide information reasonably requested by the other Party, to allow the requesting Party to file any **** related to **** or to meet any obligations imposed by any ****.
(b)    The Parties acknowledge and agree that the **** and the **** shall be sold as a **** for the purposes of the **** and **** shall not be chargeable in respect of the purchase consideration. To this end, **** agrees that after Closing it shall use the **** in carrying on the same kind of business as the ****, whether or not as part of any existing business of ****. **** and **** shall in consultation with each other jointly request a **** that **** is not payable on the purchase consideration pursuant to the ****. **** and **** shall cooperate with and provide all necessary information and assistance to each other in respect of the request and application for the ****. In connection with the foregoing, the Parties agree that in the event there are any requests and/or enquiries from any Tax Authority, the same shall be dealt with by **** and **** in consultation with each other and **** and **** shall cooperate with and provide all necessary information and assistance required by such Tax Authority upon being requested to do so by the other. However, if applicable, **** shall promptly provide **** with a ****. **** shall bear all **** payable in connection with the purchase of the ****.
1.11    Non-Assignable Assets. To the extent that any Contract, Permit or other asset intended to be assigned pursuant to the terms of Section 1.1 cannot be assigned without the consent, approval or waiver of a third person or entity (including a Governmental Entity), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any law (each, a “Non-Assignable Asset”), then nothing in this Agreement shall constitute an assignment or require the assignment thereof prior to the time at which all consents, approvals and waivers necessary for such assignment have been obtained. To the extent and for so long as all consents, approvals and waivers required for the assignment of any Non-Assignable Asset have not been obtained by IMFS after the Closing, IMFS shall use commercially reasonable efforts, at Micron Singapore’s cost, to (a) provide to Micron Singapore the financial and business benefits of such

Non-Assignable Asset and (b) enforce, at the request of Micron Singapore, for the account of Micron Singapore, any rights of IMFS arising from any such Non-Assignable Asset (including the right to elect to terminate in accordance with the terms thereof). Micron Singapore will perform any portion of a Non-Assignable Asset the financial and business benefits of which are being provided to Micron Singapore in accordance with clause (a) of the preceding sentence to the same extent required of IMFS under the terms of such Non-Assignable Asset (i.e., in the same (or as similar as practicable) manner and time, and with the same quality, so required of IMFS). Following the Closing, IMFS shall not terminate, modify or amend any Non-Assignable Asset without Micron Singapore’s prior written consent. Micron Singapore agrees that neither IMFS nor Intel Singapore shall have any liability to Micron Singapore arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom, nor shall any such failure affect the consideration payable to IMFS hereunder.
1.12    Employees.
(a)    Transfer of Employees under the Employment Act. Subject to the Closing, the transfer of the employment of the employees of IMFS on the Closing who are protected under the Employment Act (the “Transferred Employees”) shall be governed by Section 18A of the Employment Act and IMFS and Micron Singapore shall each comply with their respective obligations under the said Section 18A. Micron Singapore may offer the Transferred Employees new written terms and conditions of employment, in the form determined by it, to take effect immediately following the transfer of the employment of the Transferred Employees. Such new terms and conditions must include a commitment by **** to pay any installment of an **** that would otherwise fall due for payment after the Closing Date, but such payment may be subject to materially similar contingencies upon payment of the installment as set out in the ****. IMFS shall use its best efforts to encourage the Transferred Employees to accept such offers of new terms and conditions and shall assist Micron Singapore to distribute the documents containing such new terms and conditions. If any Transferred Employee does not accept such offer of new terms and conditions by Micron Singapore by the Closing, such Transferred Employee shall nevertheless automatically transfer to the employment of Micron Singapore on the Closing by operation of the said Section 18A.
(b)    Executive Employees. Micron Singapore shall make a written offer of employment as provided in Section 1.12(c) to each Relevant Employee who will not be a Transferred Employee (each an “Executive Employee”), which offer shall be conditional upon the Closing (such offer shall hereinafter be referred to as “MSA’s Offer”). If any such Executive Employee accepts MSA’s Offer and commences employment with Micron Singapore as a result, the employment of the Executive Employee with IMFS will be deemed to be terminated by mutual consent with effect from the close of business on the day before the Closing. **** will not pay to any **** as a result of such termination any payment for **** nor any **** which would otherwise fall due for payment after the Closing Date. The document recording the terms upon which the Executive Employee’s employment with IMFS terminates by mutual consent shall be in the form customarily used by IMFS (the “Termination Agreement”).

(c)    MSA’s Offer
(i)    MSA’s Offer to each Executive Employee shall be made on such terms and conditions determined by Micron Singapore, provided that:

A.	Micron Singapore agrees that any employment with Micron Singapore that commences as a result of the Executive Employee’s acceptance of MSA’s Offer shall commence upon Closing;

B.	Micron Singapore will recognize and assume liability for the **** as at Closing;

C.
Micron Singapore must agree to pay **** which would otherwise fall due for payment after the Closing Date, but such payment may be subject to materially similar contingencies upon payment of the installment as set out in the ****; and

D.
Micron Singapore will recognize each **** with **** as **** for the purpose of determining the ****, but only to the extent to which the **** has not already received or been provided with the **** in respect of a ****.

(ii)    IMFS shall use reasonable efforts to persuade the Executive Employees to accept MSA’s Offer and shall assist Micron Singapore to distribute MSA’s Offer to the Executive Employees, together with the Termination Agreement.
(d)    Obligations Regarding the Employees
(i)    IMFS shall perform and discharge all its obligations in respect of all the Relevant Employees for its own account up to and including the day immediately preceding the Closing. Without limitation to the foregoing, IMFS shall pay for:

A.
all salaries, emoluments and accrued leave entitlements (other than unused annual leave for Executive Employees who accept MSA’s Offer) and all other amounts (including, without limitation, contributions payable to any provident fund or pension scheme) due or accruing in respect of the Relevant Employees who commence employment with Micron Singapore up to the day immediately preceding the Closing Date; and

B.
all salaries, emoluments and accrued leave entitlements and all other amounts (including, without limitation, contributions payable to any provident fund or pension scheme) due or accruing in respect of the Executive Employees who do not commencement employment with Micron Singapore up to the day immediately preceding the Closing Date.

(ii)    Notwithstanding the foregoing, from and after the Closing, **** shall be **** from and against, any and all ****.
(iii)    Micron Singapore shall, at its own cost and expense, make the necessary applications to the Ministry of Manpower (the “MOM”) to obtain all work permits and employment passes required by those of the Transferred Employees and the Executive Employees (who have accepted MSA’s Offer) who are not Singapore citizens or Singapore Permanent Residents to work for Micron Singapore. IMFS and Micron Singapore shall promptly co-operate with and provide all necessary information and assistance reasonably required by the MOM upon being requested to do so.
(e)    Offers to Seconded Employees. From and after the date of this Agreement, Micron Singapore may make offers to and hire any employees of IM Flash Technologies, LLC and Intel Corporation or its subsidiaries who are rendering service to IMFS as seconded personnel.
1.13    Interested Member Transactions. With respect to Micron Singapore’s purchase of the MSA Purchased Assets pursuant to the terms of this Agreement, Micron Singapore is an Interested Member (as defined in the IMFS Agreement), and the Parties hereby agree that any actions that are required to be or that may be taken by IMFS in connection with the sale of the MSA Purchased Assets to Micron Singapore as contemplated by this Agreement, including with respect to matters described in Sections 1.6 and 5.4, may be taken by Intel Singapore on IMFS’s behalf (as contemplated by Section 6.3(B) of the IMFS Agreement) or may be taken by IMFS only with the approval of a majority of the managers of IMFS appointed by Intel Singapore (as contemplated by Section 6.3(B) of the IMFS Agreement). In acting on IMFS’s behalf, Intel Singapore shall not take any action in violation of this Agreement. Each of Micron Singapore and Intel Singapore shall, or shall cause its appointed managers to, approve the terms of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF IMFS
IMFS hereby makes the representations and warranties set forth in this Article II to Micron Singapore and Intel Singapore, except and to the extent as may be disclosed in a Schedule to this Agreement.
2.1    Legal Existence and Power. IMFS is a limited liability partnership duly organized and validly existing under the laws of Singapore. IMFS has the requisite legal power and authority to carry on its business as now conducted. IMFS is duly qualified to do business in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.
2.2    Assets. Except as disclosed in Schedule 2.2 to the IMFS BSA Disclosure Letter, IMFS has legal and beneficial title to all of the tangible personal property that forms any part of the MSA Purchased Assets. IMFS has a valid leasehold interest in all real property interests necessary for the operation of the IMFS Business.
2.3    Authorization; Enforceability. IMFS has the requisite legal power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by IMFS of this Agreement and the performance by IMFS of its obligations contemplated hereby have been duly authorized by IMFS and do not violate the terms of the IMFS Agreement. This Agreement has been duly executed and delivered by IMFS, and this Agreement constitutes the valid and binding agreement of IMFS, enforceable against IMFS in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.
2.4    Governmental Authorization. Except as disclosed in Schedule 2.4 to the IMFS BSA Disclosure Letter, the execution, delivery and performance by IMFS of this Agreement will not require any action by or in respect of, or filing with, any Governmental Entity (disregarding the terms of Section 1.11 for the purposes of this representation).
2.5    Non-Contravention; Consents. Except as disclosed in Schedule 2.5 to the IMFS BSA Disclosure Letter and disregarding the terms of Section 1.11 for the purposes of this representation, the execution, delivery and performance by IMFS of this Agreement does not (a) violate, in any material respect, any Applicable Law or Order, (b) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which IMFS is a party), (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of IMFS or to a loss of any benefit to which IMFS is entitled under, any agreement or other instrument binding upon IMFS or (d) result in the creation or imposition of any Lien on any asset of IMFS that, in the case of clauses (c) and (d), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.6    Litigation. Except as disclosed in Schedule 2.6 to the IMFS BSA Disclosure Letter, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to IMFS’s knowledge, threatened, against or affecting IMFS or any of its properties that, if determined or resolved adversely to IMFS, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.7    Brokerage. No finder, broker, investment banker or financial advisor is entitled to any brokerage, finders’ or other fees or commissions from any other Person in connection with this

Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of IMFS.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MICRON SINGAPORE
Micron Singapore hereby makes the representations and warranties set forth in this Article III to IMFS and Intel Singapore, except and to the extent as may be disclosed in a Schedule to this Agreement:
3.1    Corporate Existence and Power. Micron Singapore is a private limited company duly incorporated and validly existing under the laws of Singapore. Micron Singapore has the requisite corporate power and authority to carry on its business as now conducted. Micron Singapore is duly qualified to do business in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
3.2    Authorization; Enforceability. Micron Singapore has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Micron Singapore of this Agreement and the performance by Micron Singapore of its obligations contemplated hereby have been duly authorized by Micron Singapore and do not violate the terms of the memorandum and articles of association of Micron Singapore. This Agreement has been duly executed and delivered by Micron Singapore, and this Agreement constitutes the valid and binding agreement of Micron Singapore, enforceable against Micron Singapore in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.
3.3    Governmental Authorization. Except as disclosed in Schedule 3.3 to the IMFS BSA Disclosure Letter, the execution, delivery and performance by Micron Singapore of this Agreement will not require any action by or in respect of, or filing with, any Governmental Entity.
3.4    Non-Contravention; Consents. Except as disclosed in Schedule 3.4 to the IMFS BSA Disclosure Letter, the execution, delivery and performance by Micron Singapore of this Agreement does not and will not (a) violate, in any material respect, any Applicable Law or Order, (b) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which Micron Singapore is a party), (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Micron Singapore or to a loss of any benefit to which Micron Singapore is entitled under, any agreement or other instrument binding upon Micron Singapore or (d) result in the creation or imposition of any Lien on any asset of Micron Singapore that, in the case of clauses (c) and (d), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5    Litigation. Except as disclosed in Schedule 3.5 to the IMFS BSA Disclosure Letter, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to Micron Singapore’s knowledge, threatened, against or affecting Micron Singapore or any of its properties that, if determined or resolved adversely to Micron Singapore, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.6    Brokerage. No finder, broker, investment banker or financial advisor is entitled to any brokerage, finders’ or other fees or commissions from any other Person in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of Micron Singapore.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INTEL SINGAPORE
Intel Singapore hereby makes the representations and warranties set forth in this Article IV to IMFS and Micron Singapore, except and to the extent as may be disclosed in a Schedule to this Agreement:
4.1    Corporate Existence and Power. Intel Singapore is a private limited company duly incorporated, validly existing and in good standing under the laws of Singapore. Intel Singapore has the requisite corporate power and authority to carry on its business as now conducted. Intel Singapore is duly qualified to do business in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.
4.2    Authorization; Enforceability. Intel Singapore has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Intel Singapore of this Agreement and the performance by Intel Singapore of its obligations contemplated hereby have been duly authorized by Intel Singapore and do not violate the terms of the memorandum and articles of association of Intel Singapore. This Agreement has been duly executed and delivered by Intel Singapore, and this Agreement constitutes the valid and binding agreement of Intel Singapore, enforceable against Intel Singapore in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.
4.3    Governmental Authorization. Except as disclosed in Schedule 4.3 to the IMFS BSA Disclosure Letter, the execution, delivery and performance by Intel Singapore of this Agreement will not require any action by or in respect of, or filing with, any Governmental Entity.
4.4    Non-Contravention; Consents. Except as disclosed in Schedule 4.4 to the IMFS BSA Disclosure Letter, the execution, delivery and performance by Intel Singapore of this Agreement does not and will not (a) violate, in any material respect, any Applicable Law or Order, (b) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which Intel Singapore is a party), (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both)

a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Intel Singapore or to a loss of any benefit to which Intel Singapore is entitled under, any agreement or other instrument binding upon Intel Singapore or (d) result in the creation or imposition of any Lien on any asset of Intel Singapore that, in the case of clauses (c) or (d), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.5    Litigation. Except as disclosed in Schedule 4.5 to the IMFS BSA Disclosure Letter, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to Intel Singapore’s knowledge, threatened, against or affecting Intel Singapore or any of its properties that, if determined or resolved adversely to Intel Singapore, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.6    Brokerage. No finder, broker, investment banker or financial advisor is entitled to any brokerage, finders’ or other fees or commissions from any other Person in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of Intel Singapore.
ARTICLE V
CONDITIONS TO CLOSING
5.1    Conditions of Micron Singapore to Closing. The obligations of Micron Singapore to effect the transactions contemplated by this Agreement at the Closing are subject to the following conditions:
(a)    Amendment of IMFS Agreement. Each of Micron Singapore and Intel Singapore shall have amended the IMFS Agreement, with effect immediately prior to Closing, to permit the consummation of the transactions and the occurrence of the events provided for in the 2012 Master Agreement, including the distributions from IMFS to Micron Singapore and Intel Singapore and the withdrawal of Intel Singapore as a Member of IMFS, by executing an amendment to the IMFS Agreement in substantially the form attached as Exhibit F to the IMFS BSA Exhibit Letter.
(b)    Third Party Consents. The following Third Party Consents having been obtained prior to Closing on terms reasonably acceptable to Micron Singapore (which terms shall be deemed to be reasonably acceptable to Micron Singapore if they do not materially affect Micron Singapore in an adverse manner, taking into account any rights of Micron Singapore to indemnification under Section 6.2 of the 2012 Master Agreement) and not having been revoked prior to Closing:
(i)    subject to the provisions of Section 5.4, all the IMFS Land Sale Approvals; and
(ii)    the approval of the relevant **** for the ****.

(c)    Representations, Warranties and Covenants of IMFS and Intel Singapore.
(i)    The representations and warranties of IMFS set forth in Article II that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of IMFS contained in this Agreement shall be true and correct in all material respects, at and as of the Closing, except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date;
(ii)    the representations and warranties of Intel Singapore set forth in Article IV that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Intel Singapore contained in this Agreement shall be true and correct in all material respects, at and as of the Closing, except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date; and
(iii)    each of IMFS and Intel Singapore shall have performed in all material respects all covenants required of it by this Agreement as of the Closing.
(d)    Closing Deliveries. Micron Singapore shall have received the Closing deliveries required of IMFS pursuant to Section 1.9(b) and of Intel Singapore pursuant to Section 1.9(d).
(e)    Governmental Filings. All approvals required to be made or obtained under any Antitrust Law shall have been made or obtained, and any required waiting periods under any Antitrust Law shall have expired or been terminated, in each case without the imposition of any conditions.
(f)    Litigation. There shall not be any actual or threatened litigation (including any investigation by any Governmental Entity) or Order that would, in the judgment of Micron Singapore, made in good faith and based upon the advice of counsel, restrain, enjoin, prohibit, invalidate or otherwise prevent the consummation of the transactions contemplated by this Agreement.
(g)    No Compulsory Acquisition. There being no acquisition or notice of acquisition or intended acquisition of the IMFS Premises or any material part of the IMFS Premises by or from any Governmental Entity.
(h)    2012 Master Agreement Transactions. Each of the transactions contemplated by the 2012 Master Agreement shall have been consummated to the extent required to be consummated contemporaneously with the transactions contemplated by this Agreement.

5.2    Conditions of IMFS to Closing. The obligations of IMFS to effect the transactions contemplated by this Agreement at the Closing shall be subject to the following conditions:
(a)    Amendment of IMFS Agreement. Each of Micron Singapore and Intel Singapore shall have amended the IMFS Agreement, with effect immediately prior to Closing, to permit the consummation of the transactions and the occurrence of the events provided for in the 2012 Master Agreement, including the distributions from IMFS to Micron Singapore and Intel Singapore and the withdrawal of Intel Singapore as a Member of IMFS, by executing an amendment to the IMFS Agreement in substantially the form attached as Exhibit F to the IMFS BSA Exhibit Letter.
(b)    Third Party Consents. The following Third Party Consents having been obtained prior to Closing on terms reasonably acceptable to IMFS (which terms shall be deemed to be reasonably acceptable to IMFS if they do not materially affect IMFS in an adverse manner, taking into account any rights of IMFS to indemnification under Section 6.2 of the 2012 Master Agreement) and not having been revoked prior to Closing:
(i)    subject to the provisions of Section 5.4, all the IMFS Land Sale Approvals; and
(ii)    the approval of the relevant **** for the ****.
(c)    Representations, Warranties and Covenants of Micron Singapore and Intel Singapore.
(i)    The representations and warranties of Micron Singapore set forth in Article III that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Micron Singapore contained in this Agreement shall be true and correct in all material respects, at and as of the Closing, except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date;
(ii)    the representations and warranties of Intel Singapore set forth in Article IV that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Intel Singapore contained in this Agreement shall be true and correct in all material respects, at and as of the Closing, except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date; and
(iii)    each of Micron Singapore and Intel Singapore shall have performed in all material respects all covenants required of it by this Agreement as of the Closing.

(d)    Closing Deliveries. IMFS shall have received the closing deliveries required of Micron Singapore pursuant to Section 1.9(c) and of Intel Singapore pursuant to Section 1.9(d).
(e)    Governmental Filings. All approvals required to be made or obtained under any Antitrust Law shall have been made or obtained, and any required waiting periods under any Antitrust Law shall have expired or been terminated, in each case without the imposition of any conditions.
(f)    Litigation. There shall not be any actual or threatened litigation (including any investigation by any Governmental Entity) or Order that would, in the judgment of IMFS, made in good faith and based upon the advice of counsel, restrain, enjoin, prohibit, invalidate or otherwise prevent the consummation of the transactions contemplated by this Agreement.
(g)    Payment of Purchase Price. IMFS shall have received the MSA Cash Purchase Price in immediately available funds and the Estimated MSA Purchase Price Note.
(h)    2012 Master Agreement Transactions. Each of the transactions contemplated by the 2012 Master Agreement shall have been consummated to the extent required to be consummated contemporaneously with the transactions contemplated by this Agreement.
5.3    Conditions of Intel Singapore to Closing. The obligations of Intel Singapore to effect the transactions contemplated by this Agreement at the Closing are subject to the following conditions:
(a)    Amendment of IMFS Agreement. Each of Micron Singapore and Intel Singapore shall have amended the IMFS Agreement, with effect immediately prior to Closing, to permit the consummation of the transactions and occurrence of the events provided for in the 2012 Master Agreement, including the distributions from IMFS to Micron Singapore and Intel Singapore and the withdrawal of Intel Singapore as a Member of IMFS, by executing an amendment to the IMFS Agreement in substantially the form attached as Exhibit F to the IMFS BSA Exhibit Letter.
(b)    Third Party Consents. The following Third Party Consents having been obtained prior to Closing on terms reasonably acceptable to Intel Singapore (which terms shall be deemed to be reasonably acceptable to Intel Singapore if they do not materially affect Intel Singapore in an adverse manner, taking into account any rights of Intel Singapore to indemnification under Section 6.2 of the 2012 Master Agreement) and not having been revoked prior to Closing:
(i)    subject to the provisions of Section 5.4, all the IMFS Land Sale Approvals; and
(ii)    the approval of the relevant **** for the ****.

(c)    Representations, Warranties and Covenants of Micron Singapore and IMFS.
(i)    The representations and warranties of IMFS set forth in Article II that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of IMFS contained in this Agreement shall be true and correct in all material respects, at and as of the Closing, except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date;
(ii)    the representations and warranties of Micron Singapore set forth in Article III that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Micron Singapore contained in this Agreement shall be true and correct in all material respects, at and as of the Closing, except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date; and
(iii)    each of Micron Singapore and IMFS shall have performed in all material respects all covenants required of it by this Agreement as of the Closing.
(d)    Closing Deliveries. Intel Singapore shall have received copies of the Closing deliveries required to be delivered to Micron Singapore by IMFS pursuant to Section 1.9(b) and to IMFS by Micron Singapore pursuant to Section 1.9(c).
(e)    Governmental Filings. All approvals required to be made or obtained under any Antitrust Law shall have been made or obtained, and any required waiting periods under any Antitrust Law shall have expired or been terminated, in each case without the imposition of any conditions.
(f)    Litigation. There shall not be any actual or threatened litigation (including any investigation by any Governmental Entity) or Order that would, in the judgment of Intel Singapore, made in good faith and based upon the advice of counsel, restrain, enjoin, prohibit, invalidate or otherwise prevent the consummation of the transactions contemplated by this Agreement.
(g)    No Compulsory Acquisition. There being no acquisition or notice of acquisition or intended acquisition of the IMFS Premises or any material part of the IMFS Premises by or from any Governmental Entity.
(h)    2012 Master Agreement Transactions. Each of the transactions contemplated by the 2012 Master Agreement shall have been consummated to the extent required to be consummated contemporaneously with the transactions contemplated by this Agreement.

5.4    Obligations of the Parties with respect to IMFS Land Sale Approvals.
(a)    IMFS shall promptly after the date of this Agreement, apply to JTC and the Competent Authorities (if applicable) for the IMFS Land Sale Approvals. Subject to Section 5.4(c), each of Micron Singapore and Intel Singapore shall render all reasonable assistance to IMFS in connection with IMFS’s application for the IMFS Land Sale Approvals.
(b)    Subject to Sections 5.4(d) and 5.4(e), each of IMFS and Micron Singapore shall comply with the terms and conditions imposed on each of them by JTC and/or any of the Competent Authorities as conditions for the grant of the IMFS Land Sale Approvals.
(c)    Micron Singapore shall bear the fees (including ****) payable to JTC and the Competent Authorities for the application for the IMFS Land Sale Approvals as well as fees, charges, costs and expenses imposed by JTC in respect of the sale of the IMFS Premises, including fees, charges costs and expenses related to any Environmental Baseline Study (“EBS”) or any environmental clean-up and/or remediation or preventive works or measures.
(d)    The following provisions shall apply to any EBS carried out on the IMFS Premises (pursuant to a JTC direction, any of the IMFS Land Sale Approvals or otherwise) to determine the level of minerals, hydrocarbons, chemicals or other substances (including liquids, solids and gases) which are present in or on the IMFS Premises or in or on surface water, air, soil or ground water of the IMFS Premises (“Environmental Contaminants”):
(i)    IMFS shall give a copy of any notification or other correspondence to and/or from JTC relating to an EBS to Micron Singapore and Intel Singapore within two Business Days after delivery or receipt of the same;
(ii)    in the event an EBS is required as a condition for the grant of the IMFS Land Sale Approvals, IMFS shall timely appoint a JTC-approved environmental consultant acceptable to Micron Singapore and Intel Singapore to carry out the EBS at the cost and expense of Micron Singapore;
(iii)    the scope of any EBS performed on the IMFS Premises shall comply with all requirements and conditions imposed by JTC including for the conduct of environmental baseline studies, and/or such requirements that may be required by the Building Agreement;
(iv)    IMFS will, in the course of preparing and finalising any EBS on the IMFS Premises for the purpose of submitting the same to JTC, provide Micron Singapore and Intel Singapore all drafts of such EBS upon IMFS’s receipt of the same from the environmental consultant, provide Micron Singapore and Intel Singapore an opportunity to comment on such EBS drafts prior to finalizing such drafts and submitting the same to JTC, consult with Micron Singapore and Intel Singapore on all phases of EBS activities, have due regard to Micron Singapore’s and Intel Singapore’s concerns with respect to the EBS, and incorporate, whenever reasonable, Micron Singapore’s and Intel Singapore’s recommendations into the EBS to be submitted to JTC; and
(v)    IMFS shall, concurrently with its submission of the EBS to JTC, forward a copy of its cover letter to JTC together with a copy of the EBS to Micron Singapore and Intel Singapore and shall forward to Micron Singapore and Intel Singapore copies of all correspondence to or from JTC regarding the EBS or any Decontamination Remedial Works (as defined below). IMFS shall further keep Micron Singapore and Intel Singapore apprised of all verbal communications with JTC regarding the EBS, any Decontamination Remedial Works and other related work.
(e)    In the event that:
(i)    the EBS discloses the existence of any Environmental Contaminants which exceed the applicable levels compelling environmental clean-up and/or remediation or preventive works or other measures with respect to such Environmental Contaminants (the “Decontamination Works”);
(ii)    the Decontamination Works are required to be carried out at the recommendation of the environmental consultant who had issued the EBS; or
(iii)    the terms of any of the IMFS Land Sale Approvals requires the Decontamination Works to be carried out,
Micron Singapore shall promptly carry out and complete the Decontamination Works and comply with all requirements of the Building Agreement and/or JTC arising from, or in connection with, the EBS and/or the Decontamination Works (collectively, the “Decontamination Remedial Works”), in compliance with the Building Agreement, and to the satisfaction of JTC and each relevant Governmental Entity, and Micron Singapore shall indemnify and keep IMFS and Intel Singapore fully indemnified against any and all costs and expenses arising out of or in connection with such carrying out and completion of the Decontamination Remedial Works.
5.5    Non-fulfillment of Conditions.
(a)    Micron Singapore may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Section 5.1 by notice in writing to IMFS and Intel Singapore.
(b)    IMFS may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Section 5.2 by notice in writing to Micron Singapore and Intel Singapore.

(c)    Intel Singapore may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Section 5.3 by notice in writing to IMFS and Micron Singapore.
(d)    The Party, if any, responsible for satisfaction of each condition in Section 5.1, 5.2 or 5.3 (as the case may be) shall give notice to the other Parties of satisfaction of the relevant conditions within two Business Days of becoming aware of the same.
(e)    If (i) the conditions in Sections 5.1, 5.2 and 5.3 are not satisfied or waived on or before the Cut-Off Date or (ii) any of the Parties terminates this Agreement pursuant to Section 1.6(d), this Agreement (other than this Section 5.5(e) and Section 7.15) shall cease and determine and none of the Parties shall have any claim against the others under it. Micron Singapore shall at its own cost and expense withdraw any caveats and cancel any entries filed by Micron Singapore relating to the IMFS Premises with the Singapore Land Authority.
ARTICLE VI
COVENANTS
6.1    Operation in the Ordinary Course.
(a)    Commencing the Effective Date and ending as of the Closing Date, each Party agrees to use reasonable efforts consistent with past practice and policies to (i) preserve intact in all material respects the IMFS Business, (ii) maintain in all material respects the services of such Party’s employees who render full-time service to IMFS as seconded employees or who are otherwise an integral part of the services provided by such Party to IMFS, (iii) preserve in all material respects the relationships with suppliers, licensors, licensees, and others having material business relationships with IMFS and (iv) maintain the same cash management, asset write-off/write-down and accounting methods, policies, practices, principles, procedures, exceptions, classifications, assumptions, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of IMFS at September 1, 2011.
(b)    From and after the Closing, employees of IM Flash Technologies, LLC (“IMFT”) and Intel Corporation (“Intel”) who are rendering services to IMFS as seconded personnel as of the Closing pursuant to an applicable Secondment Agreement, which employees are listed on Schedule 6.1(b) to the IMFS BSA Disclosure Letter, shall continue their services as follows (unless any such seconded employee is offered and accepts employment with Micron Singapore pursuant to Section 1.12(e)):
(i)    With regard to employees of IMFT seconded to IMFS as of the Closing (“IMFT Seconded Employees”), the IMFT-IMFS Secondment Agreement shall be terminated effective as of the Closing, pursuant to the terms and conditions of that certain Master Termination Agreement, to be entered into and effective as of the Closing Date, by and among the Parties hereto, among others, and from and after the Closing the IMFT Seconded Employees will provide services to Micron Singapore pursuant to that certain Amended and Restated IMFT Personnel Secondment Agreement dated as of the Closing Date, by and between Micron Technology, Inc., Intel and IMFT, as may be amended from time to time.
(ii)    With regard to employees of Intel seconded to IMFS as of the Closing (“Intel Seconded Employees”), the Intel Secondment Agreement shall be terminated effective as of the Closing, pursuant to the terms and conditions of that certain Master Termination Agreement, to be entered into and effective as of the Closing Date, by and among the Parties hereto, among others, and from and after the Closing each Intel Seconded Employee will provide services to Micron Singapore pursuant to that certain Consulting Services Agreement, by and between Micron Singapore and Intel to be executed at the Closing pursuant to the terms and conditions of the 2012 Master Agreement.
6.2    Access to Information.
(a)    For and on behalf of itself, Intel Singapore and IMFS, Micron Singapore shall maintain for six years after the Closing Date all of the books and records in its possession pertaining to IMFS, the IMFS Fab Operations, the MSA Purchased Assets, the Assumed Liabilities and the Retained Liabilities before the Closing, including all books and records included in the MSA Purchased Assets.
(b)    For six years after the Closing Date, each Party (the “Possessing Party”) will afford any other Party (the “Receiving Party”), its counsel and its accountants, during normal business hours, reasonable access to information relating to the IMFS Fab Operations, the MSA Purchased Assets, the Assumed Liabilities and the Retained Liabilities in the Possessing Party’s possession and, to the extent reasonably requested, will provide copies and extracts therefrom, all to the extent that such access may be reasonably required by the Receiving Party in connection with (i) the preparation of Tax returns, (ii) the preparation for any audit by any taxing authority or the prosecution or defense of any claim or proceeding relating to any Tax return, (iii) compliance with the requirements of any Governmental Entity or (iv) the resolution of claims made by a third party against or incurred by a Party pertaining to the IMFS Fab Operations, the MSA Purchased Assets and the Assumed Liabilities; provided, however, that nothing in this Section 6.2(b) shall be deemed to require any Party to disclose any information that it is prohibited from disclosing under any non-disclosure agreement entered into prior to the date of this Agreement or in the ordinary course of business after the date of this Agreement.
6.3    Traceability and Data Retention.
(a)    For two years after the Closing Date, Micron Singapore shall provide IMFS, Intel Singapore and their respective representatives with reasonable access, during normal business hours, without interruption to the IMFS Fab Operations and upon reasonable advance notice, and only after the implementation of reasonable, as determined in Micron Singapore’s sole discretion, safeguards, including execution of a confidentiality agreement and prior approval of the representatives, to the premises, property and books and records, including production documents, of the IMFS Fab Operations to the extent necessary or appropriate in the reasonable discretion of IMFS or Intel Singapore, respectively, for the purposes of investigating, confirming or determining the extent or amount of any product liability, warranty, refund or similar claims and obligations which may arise with respect to Products manufactured at the IMFS Fab Operations prior to Closing.
(b)    Micron Singapore agrees to maintain for a minimum of five years any data relating to the process traceability system of the IMFS Fab Operations in regards to defining unique lot and wafer number markings on each wafer throughout the manufacturing, assembly and testing process, including quality and testing information. Micron Singapore will endeavor to provide IMFS and Intel Singapore with full access to such data to the extent that Micron Singapore has such access, including providing access to such subcontractor data as reasonably requested by IMFS or Intel Singapore.
6.4    Cooperation. Micron Singapore shall use its reasonable efforts to obtain the Third Party Consents and shall be responsible for filing such documents and taking such other actions as may be required. Each of IMFS and Intel Singapore shall, at Micron Singapore’s cost and expense, promptly co-operate with and provide all necessary information and assistance reasonably required by Micron Singapore and any Governmental Entity upon being requested to do so by the other in connection with the fulfillment of the conditions referred to in Sections 5.1, 5.2 and 5.3. To the extent permitted by Applicable Law, and subject to all applicable privileges (including the attorney-client privilege), each of the Parties shall consult and cooperate reasonably with one another in connection with any filing, application, appearance, presentation, brief, argument or proposal made or submitted by or on behalf of any Party to JTC, any Competent Authority or any other Governmental Entity in connection with seeking or obtaining any approvals, filings, consents or authorizations required under or contemplated by Section 5.1(b), 5.1(e), 5.2(b), 5.2(e), 5.3(b), 5.3(e) or 5.4. Each Party will notify the other Parties promptly upon the receipt of any response or comments from any officials of JTC, any Competent Authority or any other Governmental Entity in connection with any approvals, filings, applications, consents or authorizations required under or contemplated by Section 5.1(b), 5.1(e), 5.2(b), 5.2(e), 5.3(b), 5.3(e) or 5.4.
6.5    IMFS’s General Obligations. Except as otherwise expressly provided in this Agreement, if at any time after Closing, IMFS receives any insurance or other monies in respect of any IMFS Claim, then IMFS shall pay to Micron Singapore as soon as reasonably practicable the amount recovered.
6.6    IMFS’s Continuing Obligations. Notwithstanding Closing, IMFS shall, at Micron Singapore’s expense:
(a)    procure that if any property, rights or assets forming part of the IMFS Business (other than any Excluded Asset or a Contract, Permit or other asset to which Section 1.11 applies) are not transferred by IMFS at Closing, IMFS transfers (at the expense of ****) such property, rights or assets to Micron Singapore immediately after it is discovered that such property, rights or assets should have been transferred to Micron Singapore at Closing and the provisions of this Agreement, and in particular the warranties in Article II, shall be deemed to extend to such property, rights or assets as MSA Purchased Assets. If any such property, rights or assets are not included in the calculation of the consideration, the Parties shall agree in writing the amount of consideration to be paid by Micron Singapore in respect of such property, rights or assets, failing which the Independent Accounting Firm shall determine the amount of such consideration;
(b)    continue to give to Micron Singapore such information and assistance as Micron Singapore may reasonably require relating to the IMFS Business, its employees, customers and suppliers, its current contracts and engagements and its trade debtors and trade creditors and pass on any trade enquiry which IMFS receives;
(c)    (without prejudice to the provisions of Section 1.11) from time to time execute and perform all such acts, deeds and documents and afford to Micron Singapore such assistance as Micron Singapore may reasonably require:
(i)    for the purpose of vesting in Micron Singapore the full benefit of the IMFS Business and implementing all the provisions of this Agreement;
(ii)    for the purpose of vesting in Micron Singapore or as it may direct the full benefit of any rights, powers, remedies, claims or defenses (including, without limitation, rights of set-off and counterclaim) that IMFS may have in relation to any IMFS Claim, or otherwise ensuring that the same enure for the benefit of Micron Singapore;
(iii)    to enable any claim, action, suit, prosecution, litigation, proceedings, dispute or arbitration to which IMFS was a party and that relates to any IMFS Claim to be continued by or against Micron Singapore; and
(iv)    to enable any judgment or award obtained by IMFS and not fully satisfied as at the Closing, to the extent to which it is an IMFS Claim enforceable by IMFS, to be enforced by Micron Singapore, whether by Micron Singapore joining itself as a defendant or by Micron Singapore consenting to any plaintiff concerned joining it as a defendant or otherwise.
6.7    Intel Singapore’s General Obligations. Intel Singapore shall, at Micron Singapore’s expense and without prejudice to the provisions of Section 1.11, from time to time execute and perform all such acts, deeds and documents and afford to Micron Singapore such assistance as Micron Singapore may reasonably require:
(a)    for the purpose of vesting in Micron Singapore the full benefit of the IMFS Business and implementing all the provisions of this Agreement;
(b)    for the purpose of vesting in Micron Singapore or as it may direct the full benefit of any rights, powers, remedies, claims or defenses (including, without limitation, rights of set-off and counterclaim) that IMFS may have in relation to any IMFS Claim, or otherwise ensuring that the same enure for the benefit of Micron Singapore;

(c)    to enable any claim, action, suit, prosecution, litigation, proceedings, dispute or arbitration to which IMFS was a party and that relates to any IMFS Claim to be continued by or against Micron Singapore; and
(d)    to enable any judgment or award obtained by IMFS and not fully satisfied as at the Closing, to the extent to which it is an IMFS Claim enforceable by IMFS, to be enforced by Micron Singapore, whether by Micron Singapore joining itself as a defendant or by Micron Singapore consenting to any plaintiff concerned joining it as a defendant or otherwise.
6.8    ****.
(a)    From and after the Closing, neither **** nor **** will have any interest in, or right or claim to any allocation of, share of or benefit from the **** or **** accruing or received after the Closing, including any monies received by ****, relating to such **** after the Closing (the “Post-Closing Benefits”).
(b)    **** will indemnify, defend and hold harmless **** and **** from and against any and all liabilities, damages, losses, costs and expenses (including Taxes, reasonable attorneys’ and consultants’ fees and expenses) arising from (i) **** or **** being required to repay or return any benefit of, or otherwise compensate any **** with respect to, the **** relating to such **** with respect to the period prior to the Closing, (ii) the revocation by any **** relating to any ****, (iii) **** or **** being required to pay any amount to any **** with respect to any of the Post-Closing Benefits and (iv) the transfer of the benefits or the burdens of the **** relating to such **** to ****, and any actions taken to effect such transfer, pursuant to or in contemplation of the transactions in this Agreement, in any case including in the case of clauses (i) through (iv) (A) those that may result from any failure to satisfy any of the conditions of the **** relating to such **** that apply at any time prior to, from or after the Closing, (B) any amounts required to be paid or repaid to a **** that would not have been required to be paid or repaid but for such failure, (C) any penalties, interest and additions to **** relating thereto, (D) any reasonable professional fees incurred by **** or **** in connection with such failure and (E) any **** resulting from the receipt or right to receive any payment pursuant to this sentence; provided, however, that in no event shall **** or **** be entitled to indemnification for the loss of the value to **** or **** attributable to the surrender of their rights to the Post-Closing Benefits described in clause (a) above.
ARTICLE VII
MISCELLANEOUS
7.1    Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement will be given pursuant to Section 8.3 of the 2012 Master Agreement.

7.2    Remedies. Except as otherwise specifically provided for herein, from and after the Closing, the indemnification remedies set forth in Article 6 of the 2012 Master Agreement shall be the Parties’ sole and exclusive remedies for any breach under this Agreement.
7.3    Law Society of Singapore’s Conditions of Sale 1999. The sale and purchase of the IMFS Premises is subject to the general conditions of sale known as “The Law Society of Singapore’s Conditions of Sale 1999” (the “LSS Conditions”) insofar as the LSS Conditions and the terms of this Agreement are not contrary to or in conflict with the following:
(a)    the Conveyancing & Law of Property (Conveyancing) Rules 2011 as promulgated under the Conveyancing & Law of Property Act; and
(b)    the Singapore Academy of Law (Conveyancing Money) Rules 2011 as promulgated under the Singapore Academy of Law Act (Cap 294A) (if applicable).
In the event of any inconsistency between the LSS Conditions and the provisions of this Agreement, the latter shall prevail.
7.4    Dispute Resolution. Any controversy, dispute or Claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby will be governed by, and be subject to, the provisions of Section 8.9 of the 2012 Master Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement; provided, however, that any references to “Agreement” in such Section 8.9 as incorporated herein shall be deemed to be references to this Agreement.
7.5    Jurisdiction and Venue; Waiver of Jury Trial.
(a)    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in a state or federal court located in Delaware and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
(b)    Each Party hereby agrees to take such actions as may be reasonably requested by any other Party for the purpose of enforcing in Singapore any injunction or order for specific performance rendered by any state or federal court located in Delaware pursuant to Section 7.5.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH

SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.
7.6    Headings. The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.
7.7    Entire Agreement. This Agreement, the documents to be executed hereunder and the Exhibits and Schedules attached hereto and the 2012 Master Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
7.8    Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.
7.9    Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such Party.
7.10    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No supplement, alteration or modification of this Agreement will be binding unless executed in writing by the Parties.
7.11    Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by any Party in whole or in part to any other Person, including by operation of law or in connection with any acquisition, merger, or change of control of a Party, without the prior written consent of the non-assigning Parties.
7.12    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
7.13    Third Party Rights. A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.
7.14    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.15    Expenses. Whether or not the transactions contemplated by this Agreement are ultimately consummated, each Party shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement except as otherwise provided herein.
7.16    Further Assurances. The Parties will deliver any and all other instruments or documents required to be delivered pursuant to, or reasonably necessary or proper in order to give effect to, the terms and provisions of this Agreement.
7.17    Disclaimers.
(a)    Micron Singapore acknowledges that it has conducted such investigation and inspection of the assets, liabilities and books and records of IMFS that it has deemed necessary or appropriate for the purpose of entering into this Agreement and consummating the transactions contemplated by this Agreement. In executing this Agreement, Micron Singapore is relying on its own due care and diligence in electing to acquire the MSA Purchased Assets on the terms and subject to the conditions set forth in this Agreement and on the provisions set forth herein, and not on any other statements, presentations, representations, warranties or assurances of any kind made by IMFS, Intel Singapore, their respective representatives or any other Person.
(b)    Micron Singapore acknowledges that (i) the representations and warranties of IMFS and Intel Singapore under Article II and Article IV, respectively, constitute the sole and exclusive representations and warranties of IMFS and Intel Singapore, as applicable, to Micron Singapore in connection with the transactions contemplated by this Agreement and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against either IMFS or Intel Singapore, as applicable. MICRON SINGAPORE ACKNOWLEDGES THAT IMFS DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE MSA PURCHASED ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY FOR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES MADE BY IMFS EXPRESSLY CONTAINED IN THIS AGREEMENT, MICRON SINGAPORE IS ACQUIRING THE MSA PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS. MICRON

SINGAPORE FURTHER ACKNOWLEDGES THAT INTEL SINGAPORE DISCLAIMS ALL WARRANTIES OTHER THAN THOSE MADE BY IT EXPRESSLY CONTAINED IN THIS AGREEMENT. NEITHER IMFS NOR INTEL MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE MSA PURCHASED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE.
(c)    IMFS acknowledges that (i) the representations and warranties of Micron Singapore and Intel Singapore under Article III and Article IV, respectively, constitute the sole and exclusive representations and warranties of Micron Singapore and Intel Singapore, as applicable, to IMFS in connection with transactions contemplated by this Agreement and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against either Micron Singapore or Intel Singapore, as applicable. IMFS ACKNOWLEDGES THAT MICRON SINGAPORE AND INTEL SINGAPORE EACH DISCLAIM ALL WARRANTIES OTHER THAN THOSE MADE BY IT EXPRESSLY CONTAINED IN THIS AGREEMENT.
(d)    Intel Singapore acknowledges that (i) the representations and warranties of IMFS and Micron Singapore under Article II and Article III, respectively, constitute the sole and exclusive representations and warranties of IMFS and Micron Singapore, as applicable, to Intel Singapore in connection with transactions contemplated by this Agreement and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against either IMFS or Micron Singapore, as applicable. INTEL SINGAPORE ACKNOWLEDGES THAT IMFS AND MICRON SINGAPORE EACH DISCLAIM ALL WARRANTIES OTHER THAN THOSE MADE BY IT EXPRESSLY CONTAINED IN THIS AGREEMENT.
7.18    Certain Interpretive Matters.
(a)    Unless the context requires otherwise, (i) all references to Sections, Articles or the Appendix are to Sections, Articles or the Appendix of or to this Agreement, (ii) words in the singular include the plural and vice versa, (iii) the term “including” means “including without limitation,” and (iv) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. Unless otherwise specified herein, all amounts and payments shall be in United States dollars, and all references to “$” or dollar amounts will be to lawful currency of the United States of America. All references to “$” or dollar amounts shall be to precise amounts and not rounded up or down. All references to “day” or “days” will mean calendar days.

(b)    No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.
ARTICLE VIII
DEFINITIONS
8.1    Definitions. Unless otherwise defined in this Agreement, the following terms have the meanings specified or referred to in this Article VIII:
“Agreed Terms” means in relation to any document, such document in the terms agreed between the Parties and signed for identification by IMFS and Micron Singapore with such alterations as may be agreed in writing between the Parties from time to time for any reason (including to take account of any changes between the date of this Agreement and the Closing).
“Antitrust Law” means any of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, the Competition Act, Chapter 50B of Singapore, as amended, or any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose of monopolization or restraint of trade.
“Applicable Law” means any laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.
“Appointed Valuer” means ****, being the property valuer appointed by IMFS to value the IMFS Premises and whose expenses shall be paid by Micron Singapore.
“Back-End Products” means shall have the meaning set forth in the IMFS Back-End Products Purchase Agreement.
“Building Agreement” means the building agreement dated November 23, 2007 made between JTC and IMFS (including all side-letters supplemental thereto) whereby JTC agreed to grant, and IMFS agreed to take, a license in respect of the IMFS Land for a term of four years commencing from March 30, 2007, and subject to the fulfillment of certain conditions specified in clause 3.1 of the Building Agreement, JTC agreed to grant, and IMFS agreed to accept, a lease of the IMFS Premises.
“Business Day” means a day that is a not a Saturday, Sunday or other day on which the banking institutions in the State of New York and Singapore are authorized or required by Applicable Law to be closed.
“Competent Authorities” means those Governmental Entities whose approval/clearance is required by JTC as a condition to the grant of the JTC Approval, and “Competent Authority” means any of them.
“Closing” shall have the meaning set forth in the 2012 Master Agreement.

“Contracts” means (i) the contracts and agreements referred to in Schedule 8.1A to the IMFS BSA Disclosure Letter; and (ii) all other contracts, undertakings, arrangements and agreements entered into on or prior to the Closing by or on behalf of IMFS in connection with the IMFS Business in each case to the extent that at the Closing the same remain to be completed or performed or remain in force, including the Secondment Agreements but excluding employment and other agreements with the Relevant Employees.
“Cut-off Date” means ****.
“Employment Act” means the Employment Act, Chapter 91 of Singapore.
“Employee Liabilities” means any and all Liabilities, whenever or however arising, including all benefits payable to a Relevant Employee and all costs and expenses relating thereto arising under Applicable Law, contract, decision or proceeding before any Governmental Entity or any award of any arbitrator of any kind, relating to any employee plan, employment arrangement or otherwise relating to a Relevant Employee and his or her service or employment with IMFS, and all losses incurred as a result of claims, actions or proceedings brought by any Relevant Employee against IMFS, Micron Singapore or Intel Singapore in connection with the termination of such Relevant Employee’s employment with IMFS or as a result of the transactions contemplated in this Agreement.
****
“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.
“****” means all the **** in connection with the **** and more particularly set out in ****.
“Guarantees and Warranties” means all builders’ and suppliers’ guarantees, undertakings and warranties furnished to IMFS or its predecessor-in-title or its agents relating to the IMFS Premises, including, without limitation, those that are listed in Schedule 8.1C to the IMFS BSA Disclosure Letter.
“IMFS Back-End Products Purchase Agreement” means that certain IMFS Back-End Products Purchase Agreement by and among the Parties that shall be entered into at the Closing, in substantially the form attached as Exhibit HH to the 2012 Master Agreement Exhibit Letter.
“IMFS BSA Disclosure Letter” means the disclosure letter, as agreed to between the Parties as of the date hereof, containing the Schedules required by the provisions of this Agreement.
“IMFS BSA Exhibit Letter” means the exhibit letter, as agreed to between the Parties as of the date hereof, containing the Exhibits required by the provisions of this Agreement.
“IMFS Business” means the IMFS Fab Operations carried on by IMFS at the IMFS Premises.

“IMFS Claims” means all rights and claims of IMFS arising at any time (whether before or after the Closing) out of or in connection with the IMFS Business (whether arising under any warranties, conditions, guarantees, indemnities, insurance policies, contracts, agreements (in each case whether express or implied) or otherwise howsoever) insofar as they relate to any of the MSA Purchased Assets; provided, however, that “IMFS Claims” shall not include any rights or claims against Intel Singapore or any of its past and present stockholders, partners, directors, officers, employees, agents and other representatives (each of which are released under Section 2.8(D)(2) of the 2012 Master Agreement).
“IMFS Land” means the land known as Private Lot A2352802 as more particularly shown on the plan attached to the Building Agreement (and now comprised in Lot 5539C of Mukim 13), Singapore.
“IMFS Land Sale Approvals” means, collectively, the JTC Approval and, where required by JTC, the approval or clearance of the Competent Authorities in connection with the sale of the IMFS Premises by IMFS to Micron Singapore and the assignment/transfer of the Building Agreement, the JTC Lease and all side-letters supplemental thereto by IMFS to Micron Singapore, as applicable. In the event the approval or clearance of the Competent Authorities is not required by JTC, the term “IMFS Land Sale Approvals” shall mean and refer to the JTC Approval only.
“IMFS Net Book Value” means (i) the book value of the MSA Purchased Assets as of the close of business on the Closing Date, net of accumulated depreciation, amortization and other adjustments less (ii) the book value of the Assumed Liabilities, in each case as determined in accordance with Modified GAAP consistently applied and using the same accounting methods, policies, practices, principles, procedures, exceptions, classifications, assumptions, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of IMFS at September 1, 2011. For the avoidance of doubt, the IMFS Net Book Value shall be determined without giving effect to the transactions contemplated by this Agreement and without any write-off or write-down resulting from the transactions contemplated by this Agreement or IMFS’s determination to dispose of the MSA Purchased Assets or to discontinue the IMFS Fab Operations.
“IMFS Premises” means, collectively, the IMFS Land together with the buildings erected thereon and improvements thereto (including all fixed and non-severable plant and machinery).
“IMFT-IMFS Secondment Agreement” means that certain IM Flash Personnel Secondment Agreement dated as of February 27, 2007, by and between IM Flash Technologies, LLC and IMFS.
“Independent Accounting Firm” means PricewaterhouseCoopers LLP (and its affiliated accounting firms), or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Parties.
“Intel Secondment Agreement” means that certain Intel Personnel Secondment Agreement dated as of February 27, 2007, by and between Intel and IMFS.

“Intel Singapore Supply Agreement” means that certain Supply Agreement dated as of February 27, 2007, by and between Intel Singapore and IMFS.
“Joint Venture Documents” shall have the meaning set forth in the 2012 Master Agreement.
“JTC” means the Jurong Town Corporation.
“JTC Approval” means JTC’s approval to the sale of the IMFS Premises by IMFS to Micron Singapore and the assignment/transfer of the Building Agreement, the JTC Lease and all side-letters supplemental thereto by IMFS to Micron Singapore.
“JTC Lease” means the lease of the IMFS Premises issued, or to be issued, by JTC to IMFS pursuant to the provisions of the Building Agreement (as amended or supplemented in writing from time to time) and includes any document which amends or supplements such lease.
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Lien” means any charge, Claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).
“Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of a Party and its subsidiaries, taken as a whole, or (ii) any change or effect that prevents or materially impedes or delays the consummation of the transactions contemplated by this Agreement and the Joint Venture Documents and the other transactions contemplated hereby and thereby, all taken as a whole; provided, that changes and effects attributable to changes in Applicable Law of general applicability or interpretations thereof by courts or Governmental Entities shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect.
“Modified GAAP” means United States generally accepted accounting principles as in effect from time to time, except that: (i) stock-related expenses (including stock options, restricted stock, stock appreciation rights, restricted stock units, stock purchase programs or any award based on equity of Intel Singapore or Micron Singapore) associated with the seconded individuals to IMFS will not be recorded or disclosed in the financial statements of IMFS; and (ii) the value of any asset, contributed or otherwise transferred to IMFS from Intel Singapore or Micron Singapore shall be the value as agreed upon by Intel Singapore and Micron Singapore at the time of the contribution or transfer, as applicable, and, if such asset is or was to be depreciated or amortized under GAAP, the useful life and method of depreciation or amortization for such asset shall be determined by applying the accounting policies used by IMFS for like assets.

“Motor Vehicles” means all the motor vehicles owned by IMFS used or intended to be used in connection with the IMFS Business at the Closing.
“MSA Inventory” means raw materials, work in process, finished goods (but excluding all Back-End Products), supplies, packaging materials, parts, spare parts and other inventories owned by IMFS.
“MSA Supply Agreement” means that certain Supply Agreement dated as of February 27, 2007, by and between Micron Singapore and IMFS.
“Office Equipment” means all loose items of office equipment, furniture and furnishings but excluding fixed equipment forming part of the IMFS Premises, used or intended to be used in connection with the IMFS Business, at the Closing.
“Order” means any preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree of any Governmental Entity.
“Permits” means the governmental or regulatory permits, licenses and/or consents set out in Schedule 8.1D to the IMFS BSA Disclosure Letter.
“Person” or “Persons” means any natural person and any corporation, firm, partnership, trust, estate, limited liability company or other entity resulting from any form of association.
“Plant and Machinery” means loose plant and machinery, tools, moulds, dies and other equipment (excluding the Office Equipment and fixed and non-severable plant and machinery forming part of the IMFS Premises) owned by IMFS, used or intended to be used in connection with the IMFS Business, at the Closing.
“Post-Closing Adjustment” means the amount calculated as the IMFS Net Book Value minus the estimated IMFS Net Book Value as set forth in the statement delivered by Intel Singapore pursuant to Section 1.7.
“Probe Testing” shall have the meaning set forth in the Intel Singapore Supply Agreement.
“Products” shall have the meaning set forth in the Intel Singapore Supply Agreement.
“Receivables” means the book and other debts receivable by or owing to IMFS in connection with the IMFS Business (and whether or not yet due and payable) at the Closing (including, without limitation, trade debts, deposits, prepayments, retrospective rebates and overpayments) and interest thereon but excluding:
(a)    debts due from any relevant Tax Authority in respect of Taxation including, for the avoidance of doubt, any bond or other security issued by any Tax Authority or other governmental agency representing any such debts; and
(b)    cash credited to any account with a bank.

“Relevant Employees” means those employees of IMFS who are immediately prior to Closing employed in the IMFS Business.
“Secondary Silicon” shall have the meaning set forth in the Intel Singapore Supply Agreement.
“Secondment Agreements” means, collectively, the IMFT-IMFS Secondment Agreement and the Intel Secondment Agreement.
“****” means ****.
“Taxes,” “Taxation” or “Tax” means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, service, service use, withholding, payroll, employment, excise, severance, goods and services, stamp, occupation, premium, property, customs, duties or other type of fiscal levy and all other taxes, governmental fees, registration fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.
“Third Party Consents” means all consents, licenses, approvals, authorizations or waivers required from third parties for the conveyance, transfer, assignment or novation in favor of Micron Singapore of any of the MSA Purchased Assets on terms acceptable to Micron Singapore and “Third Party Consent” means any one of them.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INTEL TECHNOLOGY ASIA PTE LTD By: /s/ Brian Krzanich Brian Krzanich Authorized Signer
MICRON SEMICONDUCTOR ASIA PTE. LTD. By: /s/ Brian J. Shields Brian J. Shields Senior Managing Director and Chairman
IM FLASH SINGAPORE, LLP By: /s/ Rodney Morgan Rodney Morgan Authorized Person By: /s/ Keyvan Esfarjani Keyvan Esfarjani Authorized Person

THIS IS THE SIGNATURE PAGE FOR THE
IMFS BUSINESS SALE AGREEMENT
ENTERED INTO BY AND AMONG INTEL TECHNOLOGY ASIA PTE LTD,
MICRON SEMICONDUCTOR ASIA PTE. LTD.
AND IM FLASH SINGAPORE, LLP